EXHIBIT 10
                                                                    ----------

             CONSENT OF INDEPENDENT MINING ENGINEERING CONSULTANTS


         We hereby consent to references to our name and to the Reports in the Company's Annual Report on Form 40-F to be filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended. We also confirm that we have read the Annual Information Form and that we have no reason to believe that there are any misrepresentations in the information contained in it that are derived from the Reports or that are within our knowledge as a result of the services we performed in connection with the Reports.

         /s/ Virginia Odegaard
         ------------------------------
         Virginia Odegaard, P. Geol.
         Norwest Corporation
         Independent Mining Consultants
         Calgary, AB

         March 22, 2006